EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of 7 Venture Group, Inc. on Form S-1 of our audit report, dated August 12, 2014 relating to the accompanying balance sheet as of May 31, 2014, and the related statement of operation, stockholders’ equity, and cash flow from inception (March 25, 2014) through May 31, 2014, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

November 24, 2014